EX-99-B.4.23
                    Aetna Life Insurance and Annuity Company

                               FORM OF ENDORSEMENT

The Contract and Certificate are hereby endorsed as follows.

In the section of the Contract entitled Transfer(s), replace paragraph 5 with the paragraph below:

    During each rolling twelve (12) month period, up to 20% of the Current Value held in the Fixed Plus Account may be transferred to one or more of the Fund(s), and/or the GA Account's then-current Deposit Period. The 20% limit is reduced by any partial withdrawals, transfers, loans or amounts used to purchase an Annuity during the twelve (12) month period. Aetna reserves the right to include amounts paid under ECO and SWO provisions for purposes of applying this 20% limit. This limit is waived when the balance in the Fixed Plus Account is $1,000 or less on the date the Transfer request is received in good order at Aetna's Home Office.

Endorsed and made a part of the Contract and the Certificate on the effective date of the Contract and Certificate.

                                    /s/ Thomas J. McInerney

                                    Thomas J. McInerney, President


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ETRAN98